SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*


                          Sirius Satellite Radio Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                   Common Stock, par value $0.001 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  82966U 10 3
-------------------------------------------------------------------------------
                                (CUSIP Number)


                                   Chinh Chu
                  Blackstone Management Associates III L.L.C.
                                345 Park Avenue
                           New York, New York 10154
                                (212) 583-5872
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                   Copy to:
                             Wilson S. Neely, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000

                                 June 12, 2003
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  82966U 10 3                                           Page 2 of 11

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone CCC Capital Partners L.P.

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [_]
                                                                      (b) [X]

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          OO  (see item 3)
--------- ---------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                 [_]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
------------------ -------- ---------------------------------------------------

                      7      SOLE VOTING POWER
  NUMBER OF                     33,475,229
   SHARES          -------- ---------------------------------------------------
BENEFICIALLY          8     SHARED VOTING POWER
  OWNED BY
   EACH            -------- ---------------------------------------------------
 REPORTING            9     SOLE DISPOSITIVE POWER
  PERSON                        33,475,229
   WITH            -------- ---------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

--------- ---------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   33,475,229
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES                                       [_]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   3.25%
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

                   PN
--------- ---------------------------------------------------------------------

CUSIP NO.  82966U 10 3                                           Page 3 of 11


--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone CCC Offshore Capital Partners L.P.

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                 (b) [X]

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          OO  (see item 3)
--------- ---------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                 [_]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Cayman Islands
------------------ -------- ---------------------------------------------------

                      7      SOLE VOTING POWER
  NUMBER OF                     6,056,493
   SHARES          -------- ---------------------------------------------------
BENEFICIALLY          8     SHARED VOTING POWER
  OWNED BY
   EACH            -------- ---------------------------------------------------
 REPORTING            9     SOLE DISPOSITIVE POWER
  PERSON                        6,056,493
   WITH            -------- ---------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

--------- ---------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   6,056,493
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES                                       [_]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.60%
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

                   PN
--------- ---------------------------------------------------------------------

CUSIP NO.  82966U 10 3                                           Page 4 of 11


--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Family Investment Partnership III L.P.

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]
                                                                   (b) [X]

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          OO  (see item 3)
--------- ---------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                 [_]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
------------------ -------- ---------------------------------------------------

                      7      SOLE VOTING POWER
  NUMBER OF                     6,181,653
   SHARES          -------- ---------------------------------------------------
BENEFICIALLY          8     SHARED VOTING POWER
  OWNED BY
   EACH            -------- ---------------------------------------------------
 REPORTING            9     SOLE DISPOSITIVE POWER
  PERSON                        6,181,653
   WITH            -------- ---------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

--------- ---------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   6,181,653
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES                                       [_]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   0.62%
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

                   PN
--------- ---------------------------------------------------------------------

CUSIP NO.  82966U 10 3                                           Page 5 of 11


--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Management Associates III L.L.C.

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                    (b) [X]

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          OO  (see item 3)
--------- ---------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                 [_]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
------------------ -------- ---------------------------------------------------

                      7      SOLE VOTING POWER
  NUMBER OF                     48,001,209
   SHARES          -------- ---------------------------------------------------
BENEFICIALLY          8     SHARED VOTING POWER
  OWNED BY
   EACH            -------- ---------------------------------------------------
 REPORTING            9     SOLE DISPOSITIVE POWER
  PERSON                        48,001,209
   WITH            -------- ---------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

--------- ---------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   48,001,209
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES                                       [_]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   4.62%
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

                   OO
--------- ---------------------------------------------------------------------

CUSIP NO.  82966U 10 3                                           Page 6 of 11


--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter G. Peterson

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [_]
                                                                     (b) [X]

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          OO  (see item 3)
--------- ---------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                 [_]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
------------------ -------- ---------------------------------------------------

                      7      SOLE VOTING POWER
  NUMBER OF
   SHARES          -------- ---------------------------------------------------
BENEFICIALLY          8     SHARED VOTING POWER
  OWNED BY                      48,001,209
   EACH            -------- ---------------------------------------------------
 REPORTING            9     SOLE DISPOSITIVE POWER
  PERSON
   WITH            -------- ---------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                                48,001,209
--------- ---------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   48,001,209
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES                                       [X]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   4.62%
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

                   IN
--------- ---------------------------------------------------------------------

CUSIP NO.  82966U 10 3                                           Page 7 of 11


--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Stephen A. Schwarzman

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                    (b) [X]

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          OO  (see item 3)
--------- ---------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                 [_]

--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
------------------ -------- ---------------------------------------------------

                      7      SOLE VOTING POWER
  NUMBER OF
   SHARES          -------- ---------------------------------------------------
BENEFICIALLY          8     SHARED VOTING POWER
  OWNED BY                      48,001,209
   EACH            -------- ---------------------------------------------------
 REPORTING            9     SOLE DISPOSITIVE POWER
  PERSON
   WITH            -------- ---------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                                48,001,209
--------- ---------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   48,001,209
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES                                       [X]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   4.62%
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

                   IN
--------- ---------------------------------------------------------------------

CUSIP NO.  82966U 10 3                                           Page 8 of 11

PREAMBLE

          This Amendment No. 4 further amends and supplements the Statement on
Schedule 13D, filed on January 31, 2000, and amended by Amendment No. 1 thereto, filed on June 15, 2001, Amendment No. 2 thereto, filed on March 11, 2003, and Amendment No. 3 thereto, filed on June 5, 2003 (as amended, the "Statement"), with respect to the common stock, par value $0.001 per share, of Sirius Satellite Radio Inc., a Delaware corporation. Unless otherwise defined herein, terms defined in the Statement and used herein shall have the meanings given to them in the Statement.

ITEM 4.  PURPOSE OF THE TRANSACTION.

          Item 4 is hereby amended and supplemented by the following text:

          Blackstone CCC Capital Partners L.P. and Blackstone CCC Offshore Capital Partners L.P. (the "Transferors") have transferred 57,314,176 shares of Common Stock through a pro rata distribution in kind for no consideration to their partners pursuant to the terms of the organization documents governing such Transferors. The Reporting Persons no longer beneficially own the shares of Common Stock so transferred except for direct and indirect beneficial ownership of 2,287,834 shares of Common Stock reflected herein. The distributees of the transferred Common Stock make their own investment decisions with respect to such Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

          Item 5 is hereby amended and supplemented by inserting the following text:

          The Reporting Persons no longer own more than 5% of the outstanding stock of the Issuer and therefore will no longer be required to report their holdings on this Statement.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Item 6 is hereby amended to include the following:

          On June 12, 2003, Sirius Satellite Radio Inc. entered into a registration rights agreement with Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. The registration rights agreement sets forth the terms of the registration rights covering the shares of Common Stock held by and issuable upon the exercise of the warrants held by the Blackstone parties thereto and any of their permitted transferees. The registration rights agreement provides for certain board observer rights for one of the Blackstone Partnerships.

          In connection with the distribution referred to in Item 4, Peter G. Peterson, Chairman of Blackstone and its designee on the board of directors of the Company, has resigned from the Company's board of directors.

ITEM      7. MATERIALS TO BE FILED AS EXHIBITS.

CUSIP NO.  82966U 10 3                                           Page 9 of 11


          Item 7 is hereby amended to include the following:

          3. REGISTRATION RIGHTS AGREEMENT, dated as of June 12, 2003, between Sirius Satellite Radio Inc. and Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P., and Blackstone Family Investment
               Partnership III L.P.

CUSIP NO.  82966U 10 3                                           Page 10 of 11

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 13, 2003

                                   BLACKSTONE MANAGEMENT ASSOCIATES III L.L.C.


                                        By: /s/ Chinh E. Chu
                                            -------------------------------
                                            Name:  Chinh E. Chu
                                            Title: Senior Managing Director



                                   BLACKSTONE CCC CAPITAL PARTNERS L.P.

                                   By:  Blackstone Management Associates III
                                        L.L.C., its general partner


                                        By: /s/ Chinh E. Chu
                                            -------------------------------
                                            Name:  Chinh E. Chu
                                            Title: Senior Managing Director



                                   BLACKSTONE CCC OFFSHORE CAPITAL PARTNERS
                                   L.P.

                                   By:  Blackstone Management Associates III
                                        L.L.C., its general partner


                                        By: /s/ Chinh E. Chu
                                            -------------------------------
                                            Name:  Chinh E. Chu
                                            Title: Senior Managing Director

CUSIP NO.  82966U 10 3                                           Page 11 of 11

                                   BLACKSTONE FAMILY INVESTMENT PARTNERSHIP
                                   III L.P.

                                   By:  Blackstone Management Associates III
                                        L.L.C., its general partner


                                        By: /s/ Chinh E. Chu
                                            -------------------------------
                                            Name:  Chinh E. Chu
                                            Title: Senior Managing Director




                                   /s/ Peter G. Peterson
                                   -----------------------------------
                                   PETER G. PETERSON


                                   /s/ Stephen A. Schwarzman
                                   -----------------------------------
                                   STEPHEN A. SCHWARZMAN